Exhibit 99.1
For Immediate Release
Tuesday, April 3, 2007


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Announces the Sale of Its Wrexham, Wales, United Kingdom Facility

PITTSBURGH, PA -- Tuesday, April 3, 2007 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced the sale of its Wrexham, Wales, United Kingdom facility to Eifion Lloyd Davies, an individual, doing business as GHA Coaches, based in the United Kingdom. The net proceeds from the sale, which closed on March 29, 2007, were approximately $2.0 million (1,025,000 British pounds sterling), and will be used to reduce outstanding debt with a United Kingdom financial institution. The Wrexham location was a former manufacturing facility with rail and material handling operations and was closed in December 2006 as part of a business reorganization that the Company had initiated during 2006.

Rich J. Jarosinski, President and Chief Executive Officer, said, "The sale of this facility completes the reorganization of our United Kingdom operations which began last year. With our centralized rail operations now in Sheffield, England, and our material handling operations now in Leicester, England, we are a much more efficient organization. This move also provides management teams at each location that are more fully focused on their respective businesses. We look forward to providing a higher level of customer service and support to the United Kingdom and European markets that we serve."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh, Pennsylvania. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

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The  foregoing  information  contains  forward-looking  statements.  The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention
of  sales  representation  and  distribution   agreements  with  third  parties;
fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2006 and Form 10-Q for the period ended
September  30,  2006  under  the  heading  "Cautionary   Statement  Relevant  to
Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.